Exhibit 10.39

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CONFIDENTIAL TREATMENT REQUESTED

BY HECKMANN CORPORATION

UNDER 17C.F.R. SECTION 200.80(B)(4),

200.83 AND 240.24b-2

AGREEMENT FOR

FIRM DISPOSAL OF SALT WATER

BETWEEN

CHARIS PARTNERS, LLC

AND

EL PASO E&P COMPANY, L.P.

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CONFIDENTIAL TREATMENT REQUESTED

BY HECKMANN CORPORATION

UNDER 17C.F.R. SECTION 200.80(B)(4),

200.83 AND 240.24b-2

AGREEMENT FOR

FIRM DISPOSAL OF SALT WATER

THIS AGREEMENT FOR FIRM DISPOSAL OF SALT WATER (this “Agreement”), made and entered into this 8th day of July 2008, by and between CHARIS PARTNERS, LLC a Texas limited liability company, hereinafter referred to as “Charis” and EL PASO E&P COMPANY, L.P. a Delaware limited partnership each a hereinafter referred to as “El Paso.” Each party to this Agreement is hereinafter referred to individually as “Party” and collectively as “Parties.”

WHEREAS, El Paso owns or controls salt water produced in association with oil and gas operations in various fields in north Louisiana;

WHEREAS, El Paso desires that Charis construct a salt water pipeline for the purpose of accepting, transporting and disposing such salt water in the salt water disposal wells in and around Joaquin, Texas owned by Greer Exploration Corp. (the “Disposal Wells”); and

WHEREAS, Charis has the ability and desire to construct such a pipeline and to accept and dispose of such salt water in the Disposal Wells.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS

Except as otherwise herein provided, the following words and/or terms as used in this Agreement shall have the following scope and meaning:

1.1 The term “barrel” shall mean 42 U.S. gallon equivalents.

1.2 The term “day” shall mean a period of twenty-four (24) consecutive hours beginning and ending at 9:00 a.m. Central Clock Time.

1.3 The term “month” shall mean the period beginning at 9:00 A.M. Central Clock Time on the first day of the calendar month and ending at 9:00 A.M. Central Clock Time on the first day of the next succeeding calendar month.

1.4 The term “Contract Year” shall mean one-year periods with the first such contract year (i) beginning at 9:00 A.M. Central Clock Time, on the date of initial delivery if such date is on the first of a month or (ii) beginning at 9:00 A.M. Central Clock Time, on the first day of the month following date of initial delivery.

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CONFIDENTIAL TREATMENT REQUESTED

BY HECKMANN CORPORATION

UNDER 17C.F.R. SECTION 200.80(B)(4),

200.83 AND 240.24b-2

1.5 The term “Delivery Point(s)” shall mean those points identified on Exhibit “A” hereto attached as Delivery Point(s) and to such other points as to which the Parties hereto may mutually agree.

1.6 The term “Primary Term” shall mean a term commencing on the date of the Initial Delivery and ending on the earlier of (1) the date seven (7) years and six (6) months after the date of the Initial Deliver or (ii) the date that the total amount of fees for Water delivered by El Paso to Charis under this Agreement plus the fees for Water delivered by third parties to Charis under separate agreements equals or exceeds $21,813,430.00.

1.7 The term “Initial Delivery” shall mean the first day of the month following the date when the entire Pipeline (from Joaquin to the Holly C.P.) and all of the Delivery Points are complete and functional, and Charis is able to receive water at all of these Delivery Points.

1.8 The term “Water” shall mean any and all salt water produced in association with oil and gas operations in and around the Delivery Points.

1.9 The term “Environmental Laws” shall mean ‘all applicable local, state, and federal laws, rules, regulations, and orders regulating or otherwise pertaining to (a) the use, generation, migration, storage, removal, treatment, remedy, discharge, release, transportation, disposal, or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, (b) the soil, surface waters, ground waters, land, stream sediments, surface or subsurface strata, ambient air and any other environmental medium on or off any Property or (c) the environment or health and safety-related matters; including the following as from time to time amended and all others whether similar or dissimilar: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Toxic Substance Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, and all regulations promulgated pursuant thereto.

ARTICLE II.

FACILITIES CONSTRUCTION

2.1 Construction Of Pipeline. Charis shall, at its sole cost, obtain all necessary permits, rights of way and other approvals as may be required to construct and commence operation of the Pipeline. Upon receipt of such permits, rights of way and other approvals, Charis, at its sole cost risk and expense, shall install, own, operate and maintain a twelve inch (12”) or greater main pipeline from the Disposal Wells to Louisiana CR 3015 and a six inch (6”) or greater main pipeline from Louisiana CR 3015 to the Holly Common Point, as further described in Exhibit “C” attached hereto and made part hereof, and the related equipment, including measurement equipment (collectively, the “Pipeline”) necessary to receive and measure Water from El Paso’s Bethany-Longstreet, Holly and Logansport Fields located in DeSoto

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CONFIDENTIAL TREATMENT REQUESTED

BY HECKMANN CORPORATION

UNDER 17C.F.R. SECTION 200.80(B)(4),

200.83 AND 240.24b-2

Parish, Louisiana. The Pipeline will connect to each of the Delivery Points described on Exhibit “A” and Charis will install the measurement equipment at each Delivery Point. El Paso will provide, at no cost to Charis, a site of sufficient size, at or near the Delivery Points site for Charis’ measurement equipment.

2.2 Pressure. Charis shall construct, maintain and operate the Pipeline at the following pressure specifications:

a. Normal operating pressures shall be 200 psig or less.

b. Maximum allowable operating pressure will be no greater than 250 psig.

If the pressure at any Delivery Point exceeds 200 psig for ten (10) days during any calendar month, then each fee per barrel for all Delivery Points set forth in Section 5.1 below shall be reduced by ten cents ($0.10) during such month. Nevertheless, for the purpose of determining if El Paso has met its financial commitment in Section 3.2, the full fee (without any deduction) will be used in calculating the total fees El Paso had paid for such deliveries.

2.3 Deadlines. Charis shall use its best efforts to commence construction of the Pipeline on or before December 31, 2008, complete construction by May 31, 2009, and commission the Pipeline and commence acceptance of Water from El Paso at each Delivery Point by June 1, 2009. Should Charis fail to commence accepting Water by June 1, 2010, El Paso shall, in its sole discretion, have the right to either extend such deadline by up to six (6) months or terminate this Agreement. El Paso shall have the right, but not the obligation, to extend such deadline multiple times. Any such extension shall be in writing and may be given at any time on or before such deadline.

2.4 Easements. To the extent allowed under El Paso’s lease agreements, El Paso shall partially assign easements and rights of way to Charis to assist in constructing of the Pipeline provided Charis indemnify El Paso from any and all claims or damages that arise from Charis’ operations on the granted rights.

ARTICLE III.

DISPOSAL SERVICE, DEDICATION & COMMITMENT

3.1 Firm Quantity.

a. El Paso may deliver or cause to be delivered to Charis for El Paso’s account at the Delivery Points a total or aggregate amount of up to twenty thousand (20,000) barrels of Water per day (the “Firm Quantity”) and Charis shall accept and transport and dispose such Water;

b. Charis may accept and dispose of quantities greater than the Firm Quantity on any day as Charis in its sole discretion determines to accept and dispose from time to time at such points depending on Charis’ operating capabilities and requirements; and

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CONFIDENTIAL TREATMENT REQUESTED

BY HECKMANN CORPORATION

UNDER 17C.F.R. SECTION 200.80(B)(4),

200.83 AND 240.24b-2

c. The Firm Quantity shall have first priority to all capacity in the Pipeline up to the Firm Quantity, in preference to all other parties delivering water to the Pipeline under separate agreements. El Paso shall be entitled to use all capacity in the Pipeline in excess of the Firm Quantity should Charis not be fully utilizing the total capacity of the Pipeline.

3.2 Minimum Fees. In addition, El Paso agrees to guarantee that the total amount of fees for Water delivered by El Paso to Charis under this Agreement during the Primary Term plus the fees for Water delivered by third parties to Charis under separate agreements plus the Adjusted Excess Fees, defined below, carried forward from prior Contract Years (the “Minimum Fees”) will not be less than the following amounts:

Contract Year	Minimum Fees
Year One	$	*,***,***.00
Year Two	$	*,***,***.00
Year Three	$	*,***,***.00
Year Four	$	*,***,***.00
Year Five	$	*,***,***.00
Year Six	$	*,***,***.00
Year Seven	$	*,***,***.00

Total El Paso Obligation		$21,813,430.00

For the purpose of this Section 3.2, if, for any Contract Year, the fees for Water delivered to Charis during such Contract Year plus any Adjusted Excess Fees carried forward from the Prior Contract Year is more than the Minimum Fees for that Contract Year, then such excess plus a ten and a half percent (10.5%) adjustment (the “Adjusted Excess Fees”) shall be carried forward to the next Contract Year and the Adjusted Excess Fees shall be included in the calculation of the fees for Water delivered to Charis for that subsequent Calendar Year. If, for any Contract Year, the total of the fees for Water delivered to Charis during such Contract Year plus any Adjusted Excess Fees carried forward from prior Contract Years is less than the Minimum Fees for such Contract Year, then El Paso shall pay to Charis an amount equal to such shortfall as further describe in the attached example attached as Exhibit “B.” Such payments are due within 30 days of El Paso receiving an invoice from Charis for such shortfall.

3.3 Failure to Accept Water. If, on any day after Charis has commissioned the Pipeline, Charis is unable for any reason (including events beyond Charis’ control) or unwilling to accept El Paso’s Water at any Delivery Point(s), then, for the purpose of determining if El Paso has met its financial commitment in Section 3.2, such undelivered and unaccepted Water shall be counted as if such Water had been delivered by El Paso and accepted by Charis and El Paso had paid the fees for such delivery. The amount of Water that was not accepted shall be deemed to be equal to the difference between (i) the amount of Water actually accepted, if any, and (ii) the average amount of Water accepted over the last seven (7) consecutive days in which Charis accepted all of the Water delivered by El Paso.

3.4 Commencement of Minimum Obligations. In order to simplify the accounting under this Agreement, the Parties have agreed to start the Primary Term on the first day of the

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CONFIDENTIAL TREATMENT REQUESTED

BY HECKMANN CORPORATION

UNDER 17C.F.R. SECTION 200.80(B)(4),

200.83 AND 240.24b-2

month following the commission of the Pipeline. During the time period before the commencement of the Primary Term, El Paso may deliver Water to Charis but shall have no obligation to deliver or to pay any Minimum Fees in regards to any time period prior to the commencement of the Primary Term. Nevertheless, the fees paid by El Paso for such Water shall be included in the calculation of the total fees paid for Water delivered in the first Contract Year for purposes of determining whether the Minimum Fees for the first Contract Year have been paid.

3.5 No Minimum Obligations after Primary Term. After the end of the Primary Term, there shall be no Minimum Fees.

ARTICLE IV.

FACILITIES & MEASURMENT

Other than the Pipeline and related measurement equipment, Charis and El Paso recognize that Charis has facilities and equipment currently in place (or access to such) necessary to provide the disposal service contemplated hereunder. Charis shall install, own, operate and maintain, or cause the same to be done, at the Delivery Point(s) the meters, instruments, and equipment necessary to accept the Water under this Agreement. Installation and operation of check meters, and other related measurement equipment instruments shall be at El Paso’s sole option and such meters and equipment shall be operated by, and the responsibility of, El Paso.

4.1 Meters. The meters to be installed at each Delivery Point shall be Cameron’s “Nu Flo” Industrial-grade liquid turbine meters, sized to operate near the mid-point of their linear operating range. Specific meter sizes for each Delivery Point shall be determined based upon the specific pumps that El Paso installs at or near the relevant Delivery Point, to be determined at least 60 days prior to first delivery at such Delivery Point.

4.2 Installation and Operations. Each Party shall have access at all reasonable times to the premises of the other insofar as such premises are connected with any matter or thing covered hereby for inspections, installation, maintenance, removal, repair and testing of their own equipment. Each Party may only operate and test their own meters.

4.3 Testing and Repair of Equipment at Delivery Points. The accuracy of Charis’ measuring equipment shall be verified by Charis at reasonable intervals and if requested, in the presence of El Paso’s representatives; provided, however Charis shall not be required to verify the accuracy of such equipment at its cost and expense more frequently than once in any three (3) month period. Testing will be done by comparing Charis’ meter data to El Paso’s check meter data over a continuous 24-hour period, as well Charis’ meter data to El Paso’s theoretical pump volume over a one-hour period of continuous pumping. In the event either Charis or El Paso notifies the other Party that it desire a special test of any measuring equipment, Charis and El Paso shall cooperate to secure a prompt verification of the accuracy of such equipment. In the event that a special test is requested, and after such test, the equipment is determined to register no greater than two percent (2%) difference from El Paso’s check meter or 5% from El Paso’s theoretical pump volumes, either high or low, the requesting Party shall pay all costs for said test.

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CONFIDENTIAL TREATMENT REQUESTED

BY HECKMANN CORPORATION

UNDER 17C.F.R. SECTION 200.80(B)(4),

200.83 AND 240.24b-2

4.4 Correction of Metering Equipment. Any meter found, by test, to register not more than two percent (2%) high or low shall be deemed to be correct as to past measurements but shall be corrected to record accurately. In the event any meter, by test, proves to be more than two percent (2%) high or low, adjustment shall be made to fully correct the readings of such meters; provided, however, that if the period in which the error occurred is not known or cannot be agreed upon, then the period shall be deemed to be the last half of the time elapsed since the last test, or forty-five (45) days, whichever is the lesser period. If a meter is out of repair or is being tested or in the event that Charis’ meters otherwise become inoperative, then the quantity of Water delivered during the period Charis’ meter or meters were inoperative or manifestly in error shall be determined using El Paso’s check meter, or if that meter is also in error by two percent (2%) or more or out of service, by estimating as nearly as possible the quantity of Water delivered hereunder during like periods under similar conditions when such meter was registering accurately or correctly within the tolerance set forth herein. Corrective action will consist of internal inspection to ensure integrity of the meter body, and replacing the internals with a new turbine kit, plus re-calibration of the display/recording equipment to reflect the new kit’s meter factor. The meter will be tagged with the new factor.

4.5 Inspection of Charts and Records. The charts and records from the measuring equipment shall remain the property of the Party operating the measuring equipment and shall be kept for a period of two (2) years. At any time within such period, upon written request of the Party not in possession, the Party in possession shall submit records and charts from the measuring equipment, together with calculations therefrom, for inspection and verification subject to return within twenty (20) days from receipt thereof.

4.6 Water Quality. El Paso shall make reasonable efforts to remove oil and other liquid contaminants from the Water by using normal field separation methods prior to pumping it into Charis’ system but shall not be required to remove one hundred percent of such contaminants. El Paso shall also install filtering equipment (with 100 micron or smaller particle removal capability) between its pump and check meter (upstream of Charis’ meter) at each Delivery Point. Charis shall not accept Water from third parties that will negatively affect the capacity of the Pipeline or which would prevent Charis from accepting all of El Paso’s Water up to the Firm Quantity. Any such constraints will be deemed to be a failure to accept El Paso’s Water under Section 3.3 of this Agreement, if such acceptance of third party water precludes Charis from accepting El Paso’s water in accordance with Section 3.3 of this Agreement.

ARTICLE V.

FEES

5.1 Fees. Subject to Section 5.2, El Paso shall pay to Charis each month a fee equal to the following for each barrel of Water delivered at each a Delivery Point in the respective zone (a “Zone”) which are more specifically on Exhibit A, to wit:

Zone 1	**************************** ($*.**) per barrel
Zone 2	**************************** ($*.**) per barrel
Zone 3	**************************** ($*.**) per barrel.

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CONFIDENTIAL TREATMENT REQUESTED

BY HECKMANN CORPORATION

UNDER 17C.F.R. SECTION 200.80(B)(4),

200.83 AND 240.24b-2

Zone 1 shall include any Delivery Point from Joaquin to where the Pipeline crosses Louisiana State Highway 5. Zone 2 shall include any Delivery Point from the end of Zone 1 (highway 5) to where the Pipeline crosses Louisiana CR 3015. Zone 3 shall include any Delivery Point from the end of Zone 2 (CR 3015) to where the Pipeline is connected to the Holly Common Point.

Zone 1 will contain the Logansport area Delivery Points. Zone 2 does not have any Delivery Points currently planned for it. Zone 3 will include the Grand Cane and Keatchie area Delivery Points. El Paso and Charis may agree to add additional Delivery Points from time to time in any of the Zones, in which case the Parties shall divide the costs of such Delivery Points in the same manner as the Parties divided the costs of the original Delivery Points.

5.2 Increase in Fees. During the Primary Term, the rates set forth in Section 5.1 will be increased annually at the beginning of each Contract Year, starting with the second Contract Year. Such increase will be 3% per year, rounded to the nearest penny.

After the Primary Term, the rates set forth in Section 5.1 will be increased annual at the beginning of each Contract Year using the Consumer Price Index for all Urban Consumers U.S. City Average, All Items, Not Seasonally Adjusted, as reported by the United States Department of Labor, Bureau of Labor Statistics for the previous 12-month period for which changes are reported, rounded up to the next penny.

5.3 Invoices. Charis shall invoice El Paso for the Water delivered by El Paso every ten (10) days, with the amounts due within thirty (30) days from the date of the invoice as specified in Section 5.4. The invoice shall include the amount of Water delivered at each Delivery Point, the rate at each delivery Point, and the total amount owed. The invoice shall also include the total amount of Water delivered by third parties during such month by zone or by Delivery Point.

5.4 Payments. El Paso agrees to make payment hereunder to Charis for its account within thirty (30) days after receipt of Charis’ invoice by (1) wire transfer or (2) at the address indicated on the monthly billing, or such other address as Charis may designate in writing to El Paso from time to time.

ARTICLE VI.

TERM

6.1 Term. This Agreement shall become binding on the Parties hereto on the date first hereinabove written, and shall remain in full force until the end of the Primary Term and for successive terms of two (2) years. This Agreement may be terminated by either Party at the end of the Primary Term or at the end of any successive term thereafter upon three hundred and sixty (360) days’ prior written notice to the other Party.

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CONFIDENTIAL TREATMENT REQUESTED

BY HECKMANN CORPORATION

UNDER 17C.F.R. SECTION 200.80(B)(4),

200.83 AND 240.24b-2

6.2 Regulatory Filings. Each Party reserves the right to pursue any necessary regulatory filings with any governmental or regulatory body having jurisdiction which may be necessary to implement or continue this Agreement.

ARTICLE VII.

NOTICES AND ADDRESSES

7.1 Notices. All notices are required to be given in writing. Any correspondence provided for in this Agreement shall be deemed sufficiently given when deposited in the United States mail, postage prepaid, and addressed to the respective Parties at such address or such other addresses as the Parties respectively shall designate by written notice; provided however, any notice to cancel this Agreement shall be sent Certified Mail.

7.2 Addresses

a. Notices and Correspondence to Charis - Until El Paso is otherwise notified in writing by Charis, notices and payments to Charis shall be addressed to Charis at the addresses set forth below or at such other addresses as Charis may hereafter designate by notifying El Paso in writing:

Notices and Correspondence:	Payments:
Charis Partners, LLC
202 CR 3267
Joaquin, Texas 75954
Attention: Mr. David Melton

b. Notices and Correspondence to El Paso. Until Charis is otherwise notified in writing by El Paso, notices and invoices to El Paso shall be addressed to El Paso at the address set forth below or at such other address as El Paso may hereafter designate by notifying Charis in writing:

Notices/Correspondence/Invoices:
El Paso E&P Company, L.P.
1001 Louisiana Street
Houston, TX 77002
Attn: Central Region Operations Manager
Phone: 713-420-6133
Fax:

ARTICLE VIII

WARRANTIES AND INDEMNITIES

8.1 Warranty of Title. El Paso warrants to Charis that El Paso has good title to, or the unqualified right to tender, the Water gathered hereunder. El Paso hereby agrees to indemnify

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CONFIDENTIAL TREATMENT REQUESTED

BY HECKMANN CORPORATION

UNDER 17C.F.R. SECTION 200.80(B)(4),

200.83 AND 240.24b-2

Charis against all suits, actions, debts, accounts, damages, costs (including attorney’s fees), losses and expenses arising from or out of any adverse claim of any and all persons to or against title and possession to said Water or any royalties, payments or taxes due thereon arising or accruing prior to or upstream of the Delivery Points. Such indemnification shall be provided to Charis regardless whether El Paso’s liability for such suits, actions, debts, accounts, damages, costs (including attorney’s fees), losses and expenses arise from joint, sole, concurrent, comparative or contributory fault or negligence, or fault impose by statute, rule or regulation or strict liability of El Paso, its officers, agents, and/or employees.

8.2 Liability. El Paso shall have responsibility for the Water upstream of the Delivery Points including responsibility for any spills that occur upstream of a Delivery Point. Title to the Water delivered to Charis at a Delivery Point shall pass to Charis at the Delivery Point. Charis shall have responsibility for the Water at and down stream of the Delivery Point(s) including the responsibility for properly disposing of the Water and for any spills that occur at or downstream of a Delivery Point. Nothing herein will be construed to make any Party liable for consequential damages which may occur or be asserted by reason of events or occurrences related to this Agreement.

8.3 El Paso’s Indemnities. El Paso agrees to defend, indemnify and hold Charis harmless from and against any and all claims, demands, losses, damages, liabilities, judgments, causes of action, reasonable costs or expenses (including, without limitation, any and all reasonable costs, expenses, attorneys’ fees, consequential damages and other costs incurred in defense of any claim or lawsuit arising therefrom), of whatsoever nature arising out of or relating to El Paso’s ownership, operation or administration of the Water upstream of any Delivery Point including, without limitation, damages to persons or property, fines, penalties, monetary sanctions or other amounts payable for failure to comply with applicable Environmental Laws, securities, safety or health requirements of law (whether federal, state or local), except in each case for those arising out of Charis’ gross negligence or willful misconduct.

8.4 Charis’ Indemnities. Charis agrees to defend, indemnify and hold El Paso harmless from and against any and all claims, demands, losses, damages, liabilities, judgments, causes of action, reasonable costs or expenses (including, without limitation, any and all reasonable costs, expenses, attorneys’ fees, consequential damages and other costs incurred in defense of any claim or lawsuit arising therefrom), of whatsoever nature arising out of or relating to Charis’ ownership, operation or administration of the Water at or downstream of any Delivery Point, including, without limitation, (i) damages to persons or property, fines, penalties, monetary sanctions or other amounts payable for failure to comply with applicable Environmental Laws, securities, safety or health law (whether federal, state or local) except in each case for those arising out of El Paso’s gross negligence or willful misconduct.

8.5 Notification. As soon as reasonably practical after obtaining knowledge thereof, the indemnified party shall notify the indemnifying party of any claim or demand which the indemnified party has determined has given or could give rise to a claim for indemnification under this Article 8. Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the alleged basis for the claim, and the amount (to the extent then determinable) of liability for which indemnity is asserted. In the

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CONFIDENTIAL TREATMENT REQUESTED

BY HECKMANN CORPORATION

UNDER 17C.F.R. SECTION 200.80(B)(4),

200.83 AND 240.24b-2

event any action, suit or proceeding is brought with respect to which a party may be liable under this Article 8, the defense of the action, suit or proceeding (including all settlement negotiations and arbitration, trial, appeal, or other proceeding) shall be at the discretion of and conducted by the indemnifying party. If an indemnified party shall settle any such action, suit or proceeding without the written consent of the indemnifying party (which consent shall not be unreasonably withheld), the right of the indemnified party to make any claim against the indemnifying party on account of such settlement shall be deemed conclusively denied. An indemnified party shall have the right to be represented by its own counsel at its own expense in any such action, suit or proceeding, and if an indemnified party is named as the defendant in any action, suit or proceeding, it shall be entitled to have its own counsel and defend such action, suit or proceeding with respect to itself at its own expense. Subject to the foregoing provisions of this Article 8 neither party shall, without the other party’s written consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create or attach liability or obligation to the other party. The parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceeding, and the parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

ARTICLE IX

CHOICE OF LAW

9.1 Choice of Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws.

ARTICLE X

MISCELLANEOUS

10.1 Modifications: No modifications of the terms and provisions of this Agreement shall be or become effective except by the execution of a supplementary written agreement.

10.2 Audit Rights: El Paso, upon notice in writing to Charis, shall have the right to audit Charis’ accounts and records relating to this Agreement for any calendar year within the twenty-four (24) month period following the end of such calendar year Charis shall bear no portion of El Paso’s audit cost. The audits would be conducted during the normal business hours of Charis and shall not be conducted more than once each year without prior approval of Charis. Charis shall reply in writing to an audit report within ninety (90) days after receipt of such report.

10.3 Successors and Assigns. This Agreement shall not be assignable by either Party without the prior written consent of the other which consent shall not be unreasonably withheld or delayed; however, such assignment shall not be effective until notice has been given. In the event El Paso elects to sell or assign its interest in some, but not all of the oil and gas properties from which the Water under this Agreement is produced said sale or assignment shall be made subject to this Agreement. Charis shall not unreasonably withhold its consent. El Paso’s assignment of oil and gas properties, if any, shall not relieve El Paso of its obligations under the terms of this Agreement.

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CONFIDENTIAL TREATMENT REQUESTED

BY HECKMANN CORPORATION

UNDER 17C.F.R. SECTION 200.80(B)(4),

200.83 AND 240.24b-2

IN WITNESS WHEREOF, this Agreement is executed effective as of the date and year first above written.

WITNESSES:
/s/ Chris Cooper	CHARIS PARTNERS, LLC
/s/ Craig Zips	By:	/s/ David M. Melton
	Name:	David M. Melton
	Title:	President

WITNESSES:
/s/ Christine M. Smith	EL PASO E&P COMPANY, L.P.
/s/ C Landis Eldridge
/s/ unreadable	Name:	Carol Landis Eldridge
	Title:	Agent & Attorney in Fact

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CONFIDENTIAL TREATMENT REQUESTED

BY HECKMANN CORPORATION

UNDER 17C.F.R. SECTION 200.80(B)(4),

200.83 AND 240.24b-2

Exhibit “A”

Zones and Delivery Point(s)

Zone 1

Logansport Area:

Logansport Field -	Adams C.P.
English C.P.
Waynestella C.P.
Averrett C.P.

Zone 2

None

Zone 3

Keatchie/Grand Cane Area:

Bethany Longstreet Field -	Young C.P.

Holly Field -	Brummett C.P.
Holly C.P.

Exhibit “B”

Examples

[**************************************************************************]

Exhibit “C”

Pipeline Route and Size